EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-116652, 333-116777, 333-116788, 333-116789, and 333-116790) of Liberty Media International, Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Liberty Media International, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, which reports appear in the December 31, 2004 annual report on
Form 10-K/A of Liberty Media International, Inc.

KPMG LLP

Denver, Colorado
April 15, 2005